Exhibit 99.10
ITEM 2 — Management's Discussion and Analysis of Financial Condition and the Results of Operations
The following discussion analyzes the Company's historical financial condition and results of operations, which were recast to include the effect of the CVSR Drop Down and the November 2015 Drop Down Assets, which were acquired from NRG on September 1, 2016 and November 3, 2015, respectively. As further discussed in Note 1, Nature of Business, to the Consolidated Financial Statements, the purchase of these assets was accounted for in accordance with ASC 805-50, Business Combinations - Related Issues, pursuant to which the assets and liabilities transferred to the Company relate to interests under common control by NRG and, accordingly, were recorded at historical cost. The difference between the cash proceeds and historical value of the net assets was recorded as a distribution from NRG with the offset to noncontrolling interest. The guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control.
As you read this discussion and analysis, you should refer to the Company's Consolidated Statements of Operations to this Form 8-K, which present the results of operations for the six months ended June 30, 2016, and 2015. You should also refer to the Company's 2015 Form 10-K, which includes detailed discussions of various items impacting the Company's business, results of operations and financial condition.
The discussion and analysis below has been organized as follows:

•	Executive Summary, including a description of the business and significant events that are important to understanding the results of operations and financial condition;

•	Results of operations, including an explanation of significant differences between the periods in the specific line items of the consolidated statements of income;

•	Financial condition addressing liquidity position, sources and uses of cash, capital resources and requirements, commitments, and off-balance sheet arrangements;

•	Known trends that may affect the Company’s results of operations and financial condition in the future; and

•
Critical accounting policies which are most important to both the portrayal of the Company's financial condition and results of operations, and which require management's most difficult, subjective or complex judgment.

Executive Summary
Introduction and Overview
The Company is a dividend growth-oriented company formed to serve as the primary vehicle through which NRG owns, operates and acquires contracted renewable and conventional generation and thermal infrastructure assets. The Company believes it is well positioned to be a premier company for investors seeking stable and growing dividend income from a diversified portfolio of lower-risk high-quality assets.
The Company owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the U.S. The Company’s contracted generation portfolio collectively represents 4,563 net MW. Each of these assets sells substantially all of its output pursuant to long-term offtake agreements with creditworthy counterparties. The average remaining contract duration of these offtake agreements was approximately 17 years as of June 30, 2016, based on CAFD. The Company also owns thermal infrastructure assets with an aggregate steam and chilled water capacity of 1,315 net MWt and electric generation capacity of 123 net MW. These thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations, principally through long-term contracts or pursuant to rates regulated by state utility commissions.
Regulatory Matters
The Company’s regulatory matters are described in the Company’s 2015 Form 10-K in Item 1, Business — Regulatory Matters and Item 1A, Risk Factors.
As owners of power plants and participants in wholesale and thermal energy markets, certain of the Company's subsidiaries are subject to regulation by various federal and state government agencies. These include FERC and the PUCT, as well as other public utility commissions in certain states where the Company's assets are located. Each of the Company's U.S. generating facilities qualifies as a EWG or QF. In addition, the Company is subject to the market rules, procedures and protocols of the various ISO and RTO markets in which it participates. Likewise, the Company must also comply with the mandatory reliability requirements imposed by NERC and the regional reliability entities in the regions where the Company operates.
The Company's operations within the ERCOT footprint are not subject to rate regulation by FERC, as they are deemed to operate solely within the ERCOT market and not in interstate commerce. These operations are subject to regulation by the PUCT.
Environmental Matters
The Company’s environmental matters are described in the Company’s 2015 Form 10-K in Item 1, Business — Environmental Matters and Item 1A, Risk Factors.
The Company is subject to a wide range of environmental laws in the development, construction, ownership and operation of projects. These laws generally require that governmental permits and approvals be obtained before construction and during operation of facilities. The Company is also subject to laws and regulations surrounding the protection of wildlife, including migratory birds, eagles and threatened and endangered species. Environmental laws have become increasingly stringent and the Company expects this trend to continue.
Trends Affecting Results of Operations and Future Business Performance
Wind and Solar Resource Availability

The availability of the wind and solar resources affects the financial performance of the wind and solar facilities, which may impact the Company’s overall financial performance.  Due to the variable nature of the wind and solar resources, the Company cannot predict the availability of the wind and solar resources and the potential variances from expected performance levels from quarter to quarter.  To the extent the wind and solar resources are not available at expected levels, it could have a negative impact on the Company’s financial performance for such periods.
Capital Market Conditions
The Company believes that its inability to access the capital markets has largely subsided and has continued to improve through the second quarter and into the third quarter of 2016.  The Company’s growth strategy depends on its ability to identify and acquire additional conventional and renewable facilities from NRG and unaffiliated third parties, which will require access to debt or equity financing to complete such acquisitions or replenish capital for future acquisitions.

Consolidated Results of Operations
The following table provides selected financial information:

	Three months ended June 30,			Six months ended June 30,
(In millions, except otherwise noted)	2016	2015	Change %	2016	2015	Change %
Operating Revenues
Energy and capacity revenues	$300	$278	8	$551	$496	11
Contract amortization	(17)	(15)	13	(34)	(26)	31
Mark-to-market economic hedging activities	—	(4)	100	—	3	(100)
Total operating revenues	283	259	9	517	473	9
Operating Costs and Expenses
Cost of fuels	14	16	(13)	30	38	(21)
Emissions credit amortization	—	—	—	6	—	100
Operations and maintenance	49	44	11	93	91	2
Other costs of operations	14	18	(22)	33	35	(6)
Depreciation and amortization	75	78	(4)	149	153	(3)
General and administrative	3	3	—	6	6	—
Acquisition-related transaction and integration costs	—	1	(100)	—	1	(100)
Total operating costs and expenses	155	160	(3)	317	324	(2)
Operating Income	128	99	29	200	149	34
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	13	4	225	16	7	129
Other income, net	2	1	100	2	2	—
Loss on debt extinguishment	—	(7)	(100)	—	(7)	100
Interest expense	(68)	(51)	33	(142)	(130)	9
Total other expense, net	(53)	(53)	—	(124)	(128)	(3)
Income Before Income Taxes	75	46	63	76	21	262
Income tax expense	12	4	200	12	—	100
Net Income	63	42	50	64	21	205
Less: Pre-acquisition net income (loss) of Drop Down Assets	5	1	400	4	(4)	(200)
Net Income Excluding Pre-acquisition Net Income (Loss) of Drop Down Assets	58	41	41	60	25	(140)
Less: Net income attributable to noncontrolling interests	26	31	(16)	23	20	(15)
Net Income Attributable to NRG Yield, Inc.	$32	$10	220	$37	$5	NM

NM - Not meaningful

	Three months ended June 30,		Six months ended June 30,
Business metrics:	2016	2015	2016	2015
Renewables MWh generated/sold (in thousands) (a)	2,041	1,911	3,819	3,217
Conventional MWh generated (in thousands) (b)	376	541	637	861
Thermal MWt sold (in thousands)	448	434	1,001	1,051
Thermal MWh sold (in thousands) (c)	9	83	49	127

(a) Volumes sold do not include the MWh generated by the Company's equity method investments.
(b) Volumes generated are not sold as the Conventional facilities sell capacity rather than energy.
(c) MWh sold do not include 23 MWh and 74 MWh generated by NRG Dover, a subsidiary of the Company, under the PPA with NRG Power Marketing during the three and six months ended June 30, 2016, respectively, as further described in Note 11, Related Party Transactions.

Management’s Discussion of the Results of Operations for the Three Months ended June 30, 2016, and 2015
Gross Margin and Economic Gross Margin
In addition to gross margin, the Company evaluates its operating performance using the measure of economic gross margin, which is not a GAAP measure and may not be comparable to other companies’ presentations or deemed more useful than the GAAP information provided elsewhere in this report.  Economic gross margin should be viewed as a supplement to and not a substitute for the Company' presentation of gross margin, which is the most directly comparable GAAP measure.  Economic gross margin is not intended to represent gross margin. The Company believes that economic gross margin is useful to investors as it is a key operational measure reviewed by the Company's chief operating decision maker. Economic gross margin is defined as energy and capacity revenue less cost of fuels. Economic gross margin excludes the following components from GAAP gross margin: contract amortization, mark-to-market results, emissions credit amortization and (losses) gains on economic hedging activities. Mark-to-market results consist of unrealized gains and losses on contracts that are not yet settled.
The below tables present the composition of gross margin, as well as the reconciliation to economic gross margin, for the three months ended June 30, 2016, and 2015:

	Conventional Generation	Renewables	Thermal	Total
(In millions)
Three months ended June 30, 2016
Energy and capacity revenues	$87	$174	$39	$300
Cost of fuels	(1)	—	(13)	(14)
Contract amortization	(2)	(15)	—	(17)
Gross margin	84	159	26	269
Contract amortization	2	15	—	17
Economic gross margin	$86	$174	$26	$286

Three months ended June 30, 2015
Energy and capacity revenues	$86	$150	$42	$278
Cost of fuels	—	—	(16)	(16)
Contract amortization	(1)	(14)	—	(15)
Mark-to-market for economic hedging activities	—	(4)	—	(4)
Gross margin	85	132	26	243
Contract amortization	1	14	—	15
Mark-to-market for economic hedging activities	—	4	—	4
Economic gross margin	$86	$150	$26	$262
Gross margin increased by $26 million and economic gross margin increased by $24 million during the three months ended June 30, 2016, compared to the same period in 2015, primarily due to:

(In millions)
Increase in Renewables economic gross margin due to higher wind generation primarily at Alta, as well as the acquisition of Spring Canyon	$15
Increase in Renewables economic gross margin due to higher pricing in the Alta X and XI PPAs, which began in January 2016, compared with merchant prices in 2015	9
Increase in economic gross margin	24
Higher contract amortization primarily for the Alta X and XI PPAs, which began in January 2016	(2)
Increase due to unrealized losses on forward contracts with an NRG subsidiary hedging the forecasted sale of power from Elbow Creek, Alta X and Alta XI in 2015, prior to the start of the PPAs	4
Increase in gross margin	$26
Operations and Maintenance Expense
Operations and maintenance expense increased by $5 million during the three months ended June 30, 2016, compared to the same period in 2015, primarily due to component disposals and inventory adjustments for certain wind projects and the acquisition of Spring Canyon in 2015, partially offset by the extended forced outage at El Segundo in 2015.

Other Costs of Operations
Other costs of operations decreased by $4 million during the three months ended June 30, 2016, compared to the same period in 2015, primarily due to a property tax rebate received in 2016 for the Alta projects.

Equity in Earnings of Unconsolidated Affiliates
Equity in earnings of unconsolidated affiliates increased by $9 million during the three months ended June 30, 2016, compared to the same period in 2015, due primarily to the acquisition of Desert Sunlight, which was acquired on June 29, 2015, as well as increased equity in earnings from DGPV Holdco and RPV Holdco.
Interest Expense
Interest expense increased by $17 million during the three months ended June 30, 2016, compared to the same period in 2015, due primarily to:

(In millions)
Increase from changes in the fair value of Alpine interest rate swaps	$7
Increase for Alta due to change in value of Alta X and XI interest rate swaps, partially offset by a decrease in interest expense for the redemption of Alta X and XI project-level debt	5
Increase due to the 2020 Convertible Notes issued in June 2015, amortization of the related discount on the notes and debt issuance costs	4
Increase due to higher revolving credit facility borrowings in 2016	1
$17
Income Tax Expense
For the three months ended June 30, 2016, the Company recorded income tax expense of $12 million on pretax income of $75 million. For the same period in 2015, the Company recorded income tax expense of $4 million on pretax income of $46 million. For the three months ended June 30, 2016 and 2015, the Company's overall effective tax rate was different than the statutory rate of 35% primarily due to taxable earnings allocated to NRG resulting from its interest in NRG Yield LLC and production and investment tax credits generated from certain wind and solar assets, respectively.
Income Attributable to Noncontrolling Interests
For the three months ended June 30, 2016, the Company had income of $42 million attributable to NRG's interest in the Company and a loss of $16 million attributable to non-controlling interests with respect to its tax equity financing arrangements and the application of the HLBV method. For the three months ended June 30, 2015, the Company had income of $24 million attributable to NRG's interest in the Company and income of $7 million attributable to non-controlling interests with respect to its tax equity financing arrangements and the application of the HLBV method.

Management’s Discussion of the Results of Operations for the Six Months ended June 30, 2016, and 2015
Gross Margin and Economic Gross Margin
In addition to gross margin, the Company evaluates its operating performance using the measure of economic gross margin, which is not a GAAP measure and may not be comparable to other companies’ presentations or deemed more useful than the GAAP information provided elsewhere in this report.  Economic gross margin should be viewed as a supplement to and not a substitute for the Company' presentation of gross margin, which is the most directly comparable GAAP measure.  Economic gross margin is not intended to represent gross margin. The Company believes that economic gross margin is useful to investors as it is a key operational measure reviewed by the Company's chief operating decision maker. Economic gross margin is defined as energy and capacity revenue less cost of fuels. Economic gross margin excludes the following components from GAAP gross margin: contract amortization, mark-to-market results, emissions credit amortization and (losses) gains on economic hedging activities. Mark-to-market results consist of unrealized gains and losses on contracts that are not yet settled.
The below tables present the composition of gross margin, as well as the reconciliation to economic gross margin, for the six months ended June 30, 2016, and 2015:

	Conventional Generation	Renewables	Thermal	Total
(In millions)
Six months ended June 30, 2016
Energy and capacity revenues	$167	$300	$84	$551
Cost of fuels	(1)	—	(29)	(30)
Contract amortization	(3)	(30)	(1)	(34)
Emissions credit amortization	(6)	—	—	(6)
Gross margin	157	270	54	481
Contract amortization	3	30	1	34
Emissions credit amortization	6	—	—	6
Economic gross margin	$166	$300	$55	$521

Six months ended June 30, 2015
Energy and capacity revenues	$163	$243	$90	$496
Cost of fuels	(1)	—	(37)	(38)
Contract amortization	(2)	(23)	(1)	(26)
Mark-to-market for economic hedging activities	—	3	—	3
Gross margin	160	223	52	435
Contract amortization	2	23	1	26
Mark-to-market for economic hedging activities	—	(3)	—	(3)
Economic gross margin	$162	$243	$53	$458

Gross margin increased by $46 million and economic gross margin increased by $63 million during the six months ended June 30, 2016, compared to the same period in 2015 due to:

(In millions)
Increase in Renewables economic gross margin due mainly to higher wind generation, primarily for the Alta projects, as well as the acquisition of Spring Canyon	$41
Increase in Renewables economic gross margin due to higher pricing in the Alta X and XI PPAs which began in January 2016, compared with merchant prices in 2015	16
Increase in Conventional Generation economic gross margin primarily due to higher revenues at El Segundo in 2016 as a result of a return to service after an extended forced outage in 2015	4
Increase in Thermal economic gross margin primarily due to lower gas prices, partially offset by a decrease in generation due to milder weather conditions	2
Increase in economic gross margin	63
Higher contract amortization primarily for the Alta X and XI PPAs, which began in January 2016	(8)
Emissions credit amortization of NOx allowances at Walnut Creek and El Segundo in compliance with amendments to the Regional Clean Air Incentives Market program	(6)
Decrease due to unrealized gains on forward contracts with an NRG subsidiary hedging the forecasted sale of power from Elbow Creek, Alta X and Alta XI in 2015, prior to the start of the PPAs	(3)
Increase in gross margin	$46
Operations and Maintenance Expense
Operations and maintenance expense increased by $2 million during the six months ended June 30, 2016, compared to the same period in 2015, due to:

Increase in Renewables operations and maintenance expense primarily due to component disposals and inventory adjustments for certain wind projects, higher wind generation in the current year, and the acquisition of Spring Canyon in 2015	$7
Decrease in the Conventional operations and maintenance expense primarily due to extended forced outage at El Segundo in 2015	(4)
Decrease in Thermal operations and maintenance expense due to lower generation due to milder weather conditions	(1)
$2
Other Costs of Operations
Other costs of operations decreased by $2 million during the six months ended June 30, 2016, compared to the same period in 2015, primarily due to a property tax rebate received in 2016 for the Alta projects.

Equity in Earnings of Unconsolidated Affiliates
Equity in earnings of unconsolidated affiliates increased by $9 million during the six months ended June 30, 2016, compared to the same period in 2015, due primarily to the acquisition of Desert Sunlight, which was acquired on June 29, 2015, as well as increased equity in earnings from DGPV Holdco, RPV Holdco and San Juan Mesa, partially offset by losses from Elkhorn Ridge.

Interest Expense
Interest expense increased by $12 million during the six months ended June 30, 2016, compared to the same period in 2015, due to:

(In millions)
Increase from changes in the fair value of Alpine interest rate swaps	$9
Increase due to issuance of the 2020 Convertible Notes in the second quarter of 2015, amortization of the related discount on the notes and debt issuance costs	8
Increase due to higher revolving credit facility borrowings in 2016	3
Decrease from repricing of project-level financing arrangements and principal repayments in the Conventional segment	(1)
Decrease for redemption of Alta X and XI project-level debt	(7)
$12
Income Tax Expense
For the six months ended June 30, 2016, the Company recorded income tax expense of $12 million on pretax income of $76 million. For the same period in 2015, the Company did not record any income tax expense on pretax income of $21 million. For the six months ended June 30, 2016 and 2015, the overall effective tax rate was different than the statutory rate of 35% primarily due to taxable earnings allocated to NRG resulting from its interest in NRG Yield LLC and production and investment tax credits generated from certain wind and solar assets, respectively.
Income Attributable to Noncontrolling Interests
For the six months ended June 30, 2016, the Company had income of $52 million attributable to NRG related to its 46.7% economic interest in NRG Yield LLC and its 25% interest in NRG Wind TE Holdco. Additionally, for the six months ended June 30, 2016, the Company had a loss of $29 million attributable to non-controlling interests with respect to its tax equity financing arrangements and the application of the HLBV method. For the six months ended June 30, 2015, the Company had income of $13 million attributable to NRG's 55.3% economic interest in the Company and income of $7 million attributable to non-controlling interests with respect to its tax equity financing arrangements and application of the HLBV method.

Liquidity and Capital Resources
The Company's principal liquidity requirements are to meet its financial commitments, finance current operations, fund capital expenditures, including acquisitions from time to time, to service debt and to pay dividends. Historically, the Company's predecessor operations were financed as part of NRG's integrated operations and largely relied on internally generated cash flows as well as corporate and/or project-level borrowings to satisfy its capital expenditure requirements. As a normal part of the Company's business, depending on market conditions, the Company will from time to time consider opportunities to repay, redeem, repurchase or refinance its indebtedness. Changes in the Company's operating plans, lower than anticipated sales, increased expenses, acquisitions or other events may cause the Company to seek additional debt or equity financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations and additional covenants and operating restrictions.
Liquidity Position
As of June 30, 2016, and December 31, 2015, the Company's liquidity was approximately $322 million and $375 million, respectively, comprised of cash, restricted cash, and availability under the Company's revolving credit facility. The Company's liquidity includes $123 million and $131 million of restricted cash balances as of June 30, 2016, and December 31, 2015, respectively. Restricted cash consists primarily of funds to satisfy the requirements of certain debt agreements and funds held within the Company's projects that are restricted in their use. The Company's various financing arrangements are described in Note 7, Long-term Debt. As of June 30, 2016, the Company had $110 million of available borrowings under its revolving credit facility.

Management believes that the Company's liquidity position, cash flows from operations and availability under its revolving credit facility will be adequate to meet the Company's financial commitments; debt service obligations; growth, operating and maintenance capital expenditures; and to fund dividends to holders of the Company's Class A common stock and Class C common stock. Management continues to regularly monitor the Company's ability to finance the needs of its operating, financing and investing activity within the dictates of prudent balance sheet management.
Credit Ratings
Credit rating agencies rate a firm's public debt securities. These ratings are utilized by the debt markets in evaluating a firm's credit risk. Ratings influence the price paid to issue new debt securities by indicating to the market the Company's ability to pay principal, interest and preferred dividends. Rating agencies evaluate a firm's industry, cash flow, leverage, liquidity, and hedge profile, among other factors, in their credit analysis of a firm's credit risk.
The following table summarizes the credit ratings for the Company and its Senior Notes as of June 30, 2016:

	S&P	Moody's
NRG Yield, Inc.	BB+	Ba2
5.375% Senior Notes, due 2024	BB+	Ba2
On August 15, 2016, S&P lowered its corporate credit rating on NRG Yield, Inc and the Senior Notes due 2024 to BB from BB+. The rating outlook is stable.

Sources of Liquidity
The Company's principal sources of liquidity include cash on hand, cash generated from operations, borrowings under new and existing financing arrangements and the issuance of additional equity and debt securities as appropriate given market conditions. As described in Note 7, Long-term Debt, to this Form 10-Q and Note 9, Long-term Debt, to the audited consolidated financial statements included in the Company's 2015 Form 10-K, the Company's financing arrangements consist of the revolving credit facility, the 2019 Convertible Notes, the 2020 Convertible Notes, the Senior Notes and project-level financings for its various assets.
CVSR Holdco Financing Arrangement
On July 15, 2016, CVSR Holdco, the indirect owner of the CVSR project, issued $200 million of senior secured notes that bear interest at 4.68% and mature on March 31, 2037.  Net proceeds of $97.5 million were distributed to NRG Yield Operating LLC based on its pro-rata ownership as of July 15, 2016.  The proceeds were utilized, along with $28 million of cash on hand, to reduce borrowings under the Company’s revolving credit facility. As of July 31, 2016, $193 million of borrowings were outstanding.

Uses of Liquidity
The Company's requirements for liquidity and capital resources, other than for operating its facilities, are categorized as: (i) debt service obligations, as described more fully in Note 7, Long-term Debt; (ii) capital expenditures; (iii) acquisitions and investments; and (iv) cash dividends to investors.

Capital Expenditures
The Company's capital spending program is mainly focused on maintenance capital expenditures, or costs to maintain the assets currently operating, such as costs to replace or refurbish assets during routine maintenance, and growth capital expenditures or construction of new assets and completing the construction of assets where construction is in process. The Company develops annual capital spending plans based on projected requirements for maintenance and growth capital. For the six months ended June 30, 2016, the Company used approximately $11 million to fund capital expenditures, of which $9 million related to maintenance capital expenditures. For the six months ended June 30, 2015, the Company used approximately $9 million to fund capital expenditures, of which $6 million related to maintenance capital expenditures.

Acquisitions and Investments
The Company intends to acquire generation assets developed and constructed by NRG in the future, as well as generation and thermal infrastructure assets from third parties where the Company believes its knowledge of the market and operating expertise provides a competitive advantage, and to utilize such acquisitions as a means to grow its CAFD.
CVSR — On September 1, 2016, the Company acquired the remaining 51.05% interest of CVSR Holdco LLC, which indirectly owns the CVSR solar facility, CVSR Holdco LLC, which indirectly owns the CVSR solar facility, for total cash consideration of $78.5 million, subject to working capital adjustments and plus assumed non-recourse debt. The acquisition was funded with cash on hand.

Cash Dividends to Investors
NRG Yield, Inc. intends to use the amount of cash that it receives from its distributions from NRG Yield LLC to pay quarterly dividends to the holders of its Class A common stock and Class C common stock. NRG Yield LLC intends to distribute to its unit holders in the form of a quarterly distribution all of the CAFD it generates each quarter, less reserves for the prudent conduct of the business, including among others, maintenance capital expenditures to maintain the operating capacity of the assets. CAFD is defined as net income before interest expense, income taxes, depreciation and amortization; plus cash distributions from unconsolidated affiliates; less cash distributions to noncontrolling interests, maintenance capital expenditures, pro-rata EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness and changes in other assets. Dividends on the Class A common stock and Class C common stock are subject to available capital, market conditions, and compliance with associated laws, regulations and other contractual obligations. The Company expects that, based on current circumstances, comparable cash dividends will continue to be paid in the foreseeable future.
The following table lists the dividends paid on NRG Yield, Inc.'s Class A common stock and Class C common stock during the six months ended June 30, 2016:

	Second Quarter 2016	First Quarter 2016
Dividends per Class A share	$0.23	$0.225
Dividends per Class C share	$0.23	$0.225
On July 26, 2016, NRG Yield, Inc. declared quarterly dividends on its Class A common stock and Class C common stock of $0.24 per share payable on September 15, 2016, to stockholders of record as of September 1, 2016.

Cash Flow Discussion
The following table reflects the changes in cash flows for the six months ended June 30, 2016, compared to 2015:

	Six months ended June 30,
	2016	2015	Change
	(In millions)
Net cash provided by operating activities	$215	$98	$117
Net cash used in investing activities	(34)	(820)	$786
Net cash (used in) provided by financing activities	(203)	600	$(803)
Net Cash Provided By Operating Activities

Changes to net cash provided by operating activities were driven by:	(In millions)
Increase in operating income adjusted for non-cash items	$91
Changes in working capital driven primarily by the timing of wind generation in 2015 compared to 2016	25
Higher distributions from unconsolidated affiliates	1
$117

Net Cash Used In Investing Activities

Changes to net cash used in investing activities were driven by:	(In millions)
Payments made to acquire the January 2015 Drop Down Assets	$489
Decrease in investments in unconsolidated affiliates in 2016 primarily due to the investment in Desert Sunlight made in 2015	272
Payments to acquire businesses in 2015, net of cash acquired	37
Changes in restricted cash due to higher funding for certain projects' debt reserves partially offset by higher project distributions in 2016 compared to 2015	(13)
Other	1
$786
Net Cash (Used in) Provided By Financing Activities

Changes in net cash (used in) provided by financing activities were driven by:	(In millions)
Proceeds from NRG Yield, Inc. Class C common stock offering on June 29, 2015, net of underwriting discounts and commissions	$(600)
Lower net borrowings from the revolving credit facility	(255)
Lower net payments for long-term debt in 2016 compared to 2015	184
Decrease in net contributions from noncontrolling interests	(115)
Increase in dividends and distributions paid to common stockholders due to the increase in dividend per share in 2016 compared to 2015	(22)
Debt issuance costs paid in 2015	11
Payment of distributions to NRG due to NRG's 25% ownership of NRG Wind TE Holdco in 2016	(6)
$(803)

NOLs, Deferred Tax Assets and Uncertain Tax Position Implications, under ASC 740
As of December 31, 2015, the Company has a cumulative federal NOL carry forward balance of $519 million for financial statement purposes, which will begin expiring in 2033. As a result of the Company's tax position, and based on current forecasts, the Company does not anticipate significant income tax payments for federal, state and local jurisdictions in 2016. Based on the Company's current and expected NOL balances generated primarily by accelerated tax depreciation of its property, plant and equipment, the Company does not expect to pay significant federal income tax for a period of approximately nine years.
The Company is subject to examination by taxing authorities for income tax returns filed in the U.S. federal jurisdiction and various state jurisdictions. The Company is not subject to U.S. federal or state income tax examinations for years prior to 2013.
The Company has no uncertain tax benefits.

Off-Balance Sheet Arrangements
Obligations under Certain Guarantee Contracts
The Company may enter into guarantee arrangements in the normal course of business to facilitate commercial transactions with third parties.
Retained or Contingent Interests
The Company does not have any material retained or contingent interests in assets transferred to an unconsolidated entity.
Obligations Arising Out of a Variable Interest in an Unconsolidated Entity
Variable interest in equity investments — As of June 30, 2016, the Company has several investments with an ownership interest percentage of 50% or less in energy and energy-related entities that are accounted for under the equity method. DGPV Holdco 1, DGPV Holdco 2, RPV Holdco and GenConn are variable interest entities for which the Company is not the primary beneficiary.
The Company's pro-rata share of non-recourse debt held by unconsolidated affiliates was approximately $454 million as of June 30, 2016. This indebtedness may restrict the ability of these subsidiaries to issue dividends or distributions to the Company. See also Note 4, Variable Interest Entities, or VIEs.
Contractual Obligations and Commercial Commitments
The Company has a variety of contractual obligations and other commercial commitments that represent prospective cash requirements in addition to our capital expenditure programs, as disclosed in the Company's 2015 Form 10-K.

Fair Value of Derivative Instruments
The Company may enter into fuel purchase contracts and other energy-related financial instruments to mitigate variability in earnings due to fluctuations in spot market prices and to hedge fuel requirements at certain generation facilities. In addition, in order to mitigate interest rate risk associated with the issuance of variable rate debt, the Company enters into interest rate swap agreements.
The tables below disclose the activities of non-exchange traded contracts accounted for at fair value in accordance with ASC 820. Specifically, these tables disaggregate realized and unrealized changes in fair value; disaggregate estimated fair values at June 30, 2016, based on their level within the fair value hierarchy defined in ASC 820; and indicate the maturities of contracts at June 30, 2016. For a full discussion of the Company's valuation methodology of its contracts, see Derivative Fair Value Measurements in Note 5, Fair Value of Financial Instruments.

Derivative Activity (Losses)/Gains	(In millions)
Fair value of contracts as of December 31, 2015	$(100)
Contracts realized or otherwise settled during the period	19
Changes in fair value	(77)
Fair Value of contracts as of June 30, 2016	$(158)

	Fair Value of contracts as of June 30, 2016
	Maturity
Fair Value Hierarchy Losses	1 Year or Less	Greater Than 1 Year to 3 Years	Greater Than 3 Years to 5 Years	Greater Than 5 Years	Total Fair Value
	(In millions)
Level 2	$36	$59	$35	$28	$158
The Company has elected to disclose derivative assets and liabilities on a trade-by-trade basis and does not offset amounts at the counterparty master agreement level. As discussed below in Quantitative and Qualitative Disclosures about Market Risk -Commodity Price Risk, NRG, on behalf of the Company, measures the sensitivity of the portfolio to potential changes in market prices using VaR, a statistical model which attempts to predict risk of loss based on market price and volatility. NRG's risk management policy places a limit on one-day holding period VaR, which limits the net open position.

Critical Accounting Policies and Estimates
The Company's discussion and analysis of the financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements and related disclosures in compliance with GAAP requires the application of appropriate technical accounting rules and guidance as well as the use of estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. The application of these policies necessarily involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges, and the fair value of certain assets and liabilities. These judgments, in and of themselves, could materially affect the financial statements and disclosures based on varying assumptions, which may be appropriate to use. In addition, the financial and operating environment may also have a significant effect, not only on the operation of the business, but on the results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies has not changed.
On an ongoing basis, the Company evaluates these estimates, utilizing historic experience, consultation with experts and other methods the Company considers reasonable. In any event, actual results may differ substantially from the Company's estimates. Any effects on the Company's business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the information that gives rise to the revision becomes known.
The Company's significant accounting policies are summarized in Note 2, Summary of Significant Accounting Policies, to the Company's 2015 Form 10-K. The Company identifies its most critical accounting policies as those that are the most pervasive and important to the portrayal of the Company's financial position and results of operations, and that require the most difficult, subjective and/or complex judgments by management regarding estimates about matters that are inherently uncertain. The Company's critical accounting policies include income taxes and valuation allowance for deferred tax assets, impairment of long lived assets and other intangible assets and acquisition accounting.
Recent Accounting Developments
See Note 2, Summary of Significant Accounting Policies, for a discussion of recent accounting developments.